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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of the 20th day of May, 1998 between SAFETY DISPOSAL SYSTEM, INC., a Florida corporation, MED/WASTE, INC., a Delaware corporation and BIOMADE PLASTICS, INC., a Minnesota corporation.

                                 R E C I T A L S

               A. The Company owns reusable molds of plastic containers, lids and products and accessories together with Intangible Rights used in the disposal of sharps medical waste;

               B. Buyer desires to purchase certain of the Company's assets and the Company desires to sell such assets, upon the terms and subject to the conditions set forth herein.

               C. The Company desires to make certain representations, warranties and agreements in connection with this Agreement and also to prescribe various conditions to the agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                            ARTICLE 1. - DEFINITIONS

               All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

               1.1 BUSINESS - shall mean the management and disposal of sharps medical waste, using reusable products and handlers manufactured for the Company with molds owned by the Company, together with the transportation, opening, emptying and washing of reusable sharps containers the services related thereto and the marketing thereof.

               1.2 BUYER - shall mean SAFETY DISPOSAL SYSTEM, INC., a Florida corporation.

               1.3 CLOSING DATE - shall mean June 20, 1998, or such other date as may be agreed upon in writing by the parties hereto.

               1.4 COLLATERAL AGREEMENTS - shall mean and include any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement.

               1.5 COMPANY - shall mean BIOMADE PLASTICS, INC., a Minnesota corporation.

               1.6 CONTRACTS - shall mean and include any and all contracts, agreements understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

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               1.7 DAMAGES - shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages.

               1.8 DISCLOSURE SCHEDULE - shall mean the Disclosure Schedule prepared by the Company, which includes the disclosures, exhibits and schedules required by the Company in accordance with this Agreement.

               1.9 ENVIRONMENTAL CLAIM - shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent, decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, Medical Waste or actual or alleged Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material or Medical Waste, Environmental law or other order of a Governmental Authority, or
(d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               1.10 ENVIRONMENTAL LAW - shall mean any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material (e) the management, treatment, disposal or handling of Medical Waste, or (e) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. SECTION 9601, et seq., Solid Waste Disposal Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. SECTION 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. SECTION 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. SECTION 7401, et seq., Toxic Substance Control Act of 1976, 15 U.S.C. SECTION 2601, et seq., Hazardous material Transportation Act, 49 U.S.C. App. SECTION 1801, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. SECTION 651, et seq., Oil Pollution act of 1990, 33 U.S.C. SECTION 2701, et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. SECTION 11001, et seq., National Environmental Policy Act of 1969, 42 U.S.C. SECTION 4321, et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. SECTION 300(f), et seq., any similar, implementation or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

               1.11 ERISA - shall mean the Federal Employment Retirement Income Security Act of 1974, as amended.

               1.12 FINANCIAL STATEMENTS - shall mean the Company's unaudited financial statements with respect to the Business consisting of balance sheets as of December 31, 1997 and March 31, 1998 and statements of income and expenses for the year ended December 31, 1997, and for the three months ended March 31, 1998, respectively, all as attached to the Disclosure Schedule.

               1.13 GOVERNMENTAL AUTHORITY - shall mean and include any nation, country (including, but not limited to the United States of America) commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

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               1.14 HAZARDOUS MATERIAL - shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) any medical waste, (b) asbestos, polychlorinated biphyenls and petroleum (including crude oil or any fraction thereof) and (c) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund amendments and Reauthorization Act of 1986, 42 U.S.C. SECTION 9601, et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous an Solid Waste Amendments of 1984, 42 U.S.C. SECTION 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. SECTION 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. SECTION 7401, et seq., Toxic substances Control Act of 1976, 15 U.S.C. SECTION 2601, et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. SECTION 1801, et seq.

               1.15 HAZARDOUS MATERIAL ACTIVITY - shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

               1.16 INTANGIBLE RIGHTS - shall mean and include any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties that are necessary or customarily used by the Company in the operation of its BusineSECTION

               1.17 LAST REPORTED SALE PRICE - shall mean the last reported sale price of MWI Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if the MWI Common Stock is not reported on the NASDAQ System, on such securities exchange on which sales of MWI Common Stock are thereafter reported, on the date the determination of such price is required in accordance with the terms of this Agreement.

               1.18 MARKET VALUE - shall mean the product of (a) the Last Reported Sales Price of the MWI Common Stock, as reported by NASDAQ on the five
(5) business days preceding the Closing Date, times (b) the number of shares to be issued to the Company in accordance with Section 3.1. herein.

               1.19 MEDICAL WASTE - shall mean and include any waste which may cause an infectious disease or can reasonably be suspected of harboring pathogenic organisms, including predominately all materials that come in contact with human and animal body fluids.

               1.20    MWI - shall mean MED/WASTE, INC., a Delaware corporation.

               1.21 MWI COMMON STOCK - shall mean the common stock, $.001 par value of MWI as described in MWI's Certificate of Incorporation, as presently amended.

               1.22 ORDINARY COURSE OF BUSINESS - shall mean the conduct and operation of the business of the Company only in the manner in which it conducted and operated such Business during the twelve months prior to the execution of this Agreement, following its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for merchandise, insurance, rentals, and other ordinary Business purposes as reflected in the Financial Statements.

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               1.23 PERMITS - shall mean and include any and all permits, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted.

               1.24 RELEASE - shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material or Medical Waste.

               1.25 TAXES - shall mean any federal, state, local or foreign, income, gross receipt, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                    ARTICLE 2. - SALE AND PURCHASE OF ASSETS

               2.1 SALE AND PURCHASE OF ASSETS - On the terms and subject to the conditions of this Agreement, on the Closing Date the Company shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, the following assets and properties owned by the Company as of the Closing Date and used by the Company in its Business:

                                (a) Twelve molds for the manufacture of reusable
sharps containers, lids and accessories as listed on Schedule 2.1(b) to the Disclosure Schedule, including all governmental approvals received in connection therewith;

                                (b) All license agreements related to the
Business and which are listed on Schedule 2.1(b) to the Disclosure Schedule together with any License Agreement executed by the Company following the date of this Agreement in accordance with the provisions of this Agreement (the "License Agreements");

                                (c) All product in inventory and other materials
related to the Business, including all inventory in transit or on order and not yet delivered as of five (5) days prior to the Closing Date;

                                (d) All proprietary knowledge, patents, 510k
approvals, trade secrets, referral lists, technical information, quality control data, processes (whether secret or not), methods and other similar know how or rights used in the conduct of the Business;

                                (e) The "Sharps Away" trade name, Permits,
licenses, customer and vendor telephone numbers and addresses, customer lists, vendor lists, contracts, advertising material and data, and accounts receivables, if any;

                                (f) All other Intangible Rights used in
connection with the Business. The aforesaid assets and properties to be transferred to Buyer hereunder are hereinafter collectively referred to as the "Assets."

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              2.2 METHOD OF CONVEYANCE - The sale, transfer, conveyance, assignment, and delivery by the Company of the Assets to the Buyer in accordance with Section 2.1 hereof shall be through the delivery of a duly executed Bill of Sale in form and substance satisfactory to the Buyer, as well as various assignments of License Agreements, leases, contracts and other matters.

              2.3 NO LIENS - The Company shall transfer good and marketable title to the Assets to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encumbrances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever.

              2.4 NO LIABILITIES - The Buyer shall not assume any liabilities of the Company. The Company shall be responsible for all liabilities of the Business incurred prior to the Closing Date including: (a) the Company's payroll expenses; (b) the Company's indebtedness for borrowed money; (c) any liability of the Company for Taxes; (d) any liability of the Company in connection with any employee benefit plan or program including, without limitation, any liability of the Company under ERISA; (e) any liability of the Company under any Federal, state or local law, rule, regulation, ordinance, program or permit relating to health, safety, Hazardous Waste and other Environmental matters; (f) any product liabilities pertaining to any products sold, manufactured or otherwise performed or services rendered prior to the Closing Date, (g) any claims by any Governmental Authority; or (h) any liability for services provided by the Company, under any Contract or otherwise, arising prior to the Closing Date. The Company agrees to satisfy and discharge, as the same shall become due, all obligations and liabilities of the Company not specifically assumed by Buyer hereunder.

                ARTICLE 3. - PURCHASE PRICE AND METHOD OF PAYMENT

              3.1 PURCHASE PRICE - As consideration for the Assets purchased by the Buyer, and subject to compliance by the Company, with its warranties and undertakings contained in this Agreement, Buyer shall pay the purchase price of $1,188,000, payable as set forth below (the "Purchase Price"):

                       3.1.1 CASH - Buyer shall pay to the Company aggregate cash consideration of $638,000 on the Closing Date, provided however, that payments aggregating $125,000 referred to in Section 3.2 herein, shall be credited toward the cash portion of the purchase price; and further provided that Buyer shall receive a credit in the amount of $88,000 against the cash portion of the Purchase Price for modification of the reusable sharps, lids and delidding machine.

                       3.1.2 MWI COMMON STOCK - MWI shall cause to be issued to the Company on the Closing Date that number of shares of MWI's unregistered and previously unissued MWI Common Stock with an aggregate Market Value of $550,000.

              3.2 OPTION PAYMENT - The parties agree and acknowledge that MWI has previously paid to the Company an option payment of $25,000 which is to be credited to the purchase price herein. Upon full execution of this Agreement, MWI shall pay to the Company an additional option payment of $100,000. The option payments made shall be fully credited against the cash consideration required under Section 3.1.1 herein. Such option payments shall be refunded to MWI by the Company only in the event that the transaction is not consummated in accordance with Section 4.4.2.

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              3.3 REGISTRATION RIGHTS. MWI shall file a registration statement with the Securities and Exchange Commission ("SEC"), within ninety (90) days following the Closing Date, for the purpose of registering the MWI Common Stock issued pursuant to Section 3.1.2 herein. MWI shall use its best efforts to have the registration statement declared effective within one hundred fifty (150) days following the Closing Date. MWI shall pay all costs associated with such registration, other than counsel fees of the Company or its selling expenses. If such registration statement is not declared effective by the SEC within one hundred fifty (150) days following the Closing Date, the Company shall have a right to "put" the MWI Common Stock to MWI for an aggregate purchase price of $550,000. Such "put" shall be payable in cash and must be exercised within thirty (30) days following the expiration of the one hundred fifty (150) day period. The "put" may only be exercised in whole, not in part.

              3.4 INVESTMENT RESTRICTIONS - All MWI Common Stock to be acquired by the Company shall be "Restricted Securities" as that term is defined pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). The Company hereby represents that the MWI Common Stock is being acquired for investment purposes only and not with a view to the distribution thereof except as may be permitted by the 1933 Act. Certificates representing MWI Common Stock when issued shall contain a restrictive legend to the effect that the MWI Common Stock have not been registered pursuant to the 1933 Act or any state having jurisdiction thereof and may not be sold, transferred or otherwise disposed of except in compliance with the 1933 Act or unless the MWI receives an opinion of counsel reasonably satisfactory to it that an exemption from registration is available. A stop transfer order shall be placed on the MWI Common Stock with MWI's transfer agent.

                              ARTICLE 4. - CLOSING

              4.1 CLOSING - Subject to the terms and conditions of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Wallace, Bauman, Legon, Fodiman & Shannon, P.A., 2222 Ponce de Leon Boulevard, 6th Floor, Coral Gables, Florida 33134.

              4.2 COMPANY PERFORMANCE AT CLOSING - At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Buyer:

                       4.2.1 a duly executed Bill of Sale;

                       4.2.2 a certificate duly executed by the president of the Company to the effect that:

                                (a) all of the representations and warranties
made by the Company in this Agreement are true and correct in all material respects as of the Closing Date;

                                (b) none of the covenants made by the Company in
this Agreement have been breached in any material respect as of the Closing
Date;

                                (c) there have been no material adverse changes
in the condition of the Business since the date of the Financial Statements, whether financial or otherwise, through the Closing Date;

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                       4.2.3 all approvals and consents of all appropriate
Governmental Authorities, if any;

                       4.2.4 assignments of each License Agreement;

                       4.2.5 assignments of all Intangible Rights;

                       4.2.6 a certified copy of the corporate actions taken by the Company authorizing and approving this Agreement and the transactions contemplated by it;

                       4.2.7 a certificate of incumbency duly executed by the Company's secretary;

                       4.2.8 duly executed Non-Competition Agreement by the Company, Ark Industries, Inc. and their respective officers, directors and employees (other than Edward Prout, Jr., a director of the Company) in form substantially similar to Section 9.4 herein;

                       4.2.9 An investment letter in a form acceptable to counsel for Buyer signed by the Company pertaining to the MWI Common Stock;

                       4.2.10 Possession of the Assets and all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company pertaining to the Business ;

                       4.2.11 Any and all assignments or other instruments of conveyance necessary to vest good, marketable and complete title in and to the Assets in Buyer;

                       4.2.12 an opinion of counsel in form and substance satisfactory to Buyer and its counsel that:

                                (a) The Company has been duly incorporated and
is validly existing and in good standing under the laws of the State of Minnesota and is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

                                (b) The Company has the full power to conduct
its business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder; and has authorized the execution, delivery and performance of the Agreement by all necessary corporate and shareholder action.

                                (c) The execution and delivery of the Agreement,
performance by the Company of its obligations under the Agreement and the exercise by the Company of the rights created by the Agreement do not (i) violate the Company's Articles of Incorporation or by-laws; (ii) constitute a breach of or a default under any agreement or instrument to which the Company is a party or by which they or their assets are bound, or result in the creation of a mortgage, security interest or other encumbrance upon the assets of the Company; (iii) violate any judgment, decree or order of any court or administrative tribunal; (iv) require the consent of any bankruptcy court; or
(v) any Federal or state law, rule or regulation;

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                                (d) No further notice, report or other filing or
registration with, and no further consent, approval or authorization of, any Governmental Authority is required to be submitted, made or obtained by the Company in connection with the execution, delivery and performance of the Agreement.

                                (e) The Agreement is a valid and binding
obligation of the Company enforceable against the Company under the laws of the State of Florida and the Federal law of the United States.

                                (f) There are no pending or threatened legal
proceedings, actions, claims, investigations or other proceedings against the Company pertaining to the Business.

                                (g) The Company has good and marketable title to
all of the Assets free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, restrictions, judgments, options, charges, claims or encumbrances of any kind.

                                (h) The instruments of conveyance and assignment
delivered by the Company to Buyer in accordance with their terms will have vested in Buyer all right, title, and interest to the Assets;

                                (i) The Company is in compliance with all
federal, state and local laws regarding the operation of the Business;

              4.3 BUYER'S PERFORMANCE AT CLOSING - At or prior to Closing, Buyer and MWI, as the case may be, shall deliver or cause to be delivered to the Company the following:

                       4.3.1 The cash to close as required in Section 3.1.1, subject to the provisions of Section 3.2 herein;

                       4.3.2 A certificate representing the MWI Common Stock issued in the name of the Company, as required in Section 3.1.2 herein;

                       4.3.3 a certificate executed by an officer of Buyer to the effect that all of the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date;

                       4.3.4 written evidence that Buyer's board of directors approved consummation of the transaction.

              4.4      TERMINATION IN ABSENCE OF CLOSING -

                       4.4.1 TERMINATION. If by the close of business on the Closing Date, the Closing has not occurred, then any party may thereafter terminate this Agreement by written notice to the other parties hereto, without liability of or to any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its obligations, representations, warranties or covenants or other provisions of this Agreement; or (ii) the failure of such party to perform its obligations hereunder. The defaulting party shall be liable to all other parties for all Damages incurred by the non-defaulting parties, including but not limited to all expenses, costs and attorney fees incurred in due

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diligence, negotiation of this Agreement, the drafting of this Agreement and all
Collateral Agreements and otherwise representing such non-defaulting parties.

                       4.4.2 TERMINATION BY BUYER. This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer, if:

                                (a) any representation or warranty made herein
by the Company for the benefit of Buyer or any certificate, schedule or document furnished by the Company to Buyer pursuant to this Agreement is untrue; or

                                (b) the Company shall have defaulted in any
respect in the performance of any obligation under this Agreement;

                                (c) a material adverse change has occurred to
the Business. In the event that Buyer terminates this Agreement in accordance with the provisions contained in this Section 4.4.2, then the Company shall be liable to Buyer for all Damages incurred by Buyer including, but not limited to, all expenses, costs and attorney's and accounting fees incurred in the due diligence, negotiation and drafting of this Agreement in contemplation of the transaction contained herein. In addition, the $125,000 paid by MWI in accordance with Section 3.2 herein shall be reimbursed by the Company to MWI immediately upon such termination.

           ARTICLE 5. - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company represents and warrants to Buyer and MWI that the representations and warranties contained in this Article 5 are true and correct as of the date hereof (except for such items that will be cured by the Closing
Date) and as of the Closing Date:

              5.1 ORGANIZATION OF COMPANY - The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has the corporate power to own, manage, lease and hold its assets and engage in its businesses where such assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

              5.2 AUTHORITY - The Company has full power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreement executed in connection with the Closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their terms. No consent of any Federal, state, municipal or other Governmental Authority is required for the execution, delivery or performance of this Agreement.

              5.3 FINANCIAL STATEMENTS - The Financial Statements attached to the Disclosure Statement are correct and complete and present fairly the financial condition of the Business as of the date of such Financial Statements and the results of its operations for the periods of such statements of operations and have been prepared on a consistent basis with all prior periods and in accordance with generally accepted accounting principles ("GAAP"). Since the date of the Financial Statements,

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there has been no material adverse change in the assets, liabilities, business, operations or condition, financial or otherwise, of the Business from that shown on the Financial Statements.

              5.4 TITLE TO ASSETS - The Disclosure Schedule contains a list of all Assets owned by the Company and related to the Business. The Company has good and marketable title to the Assets, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever. The Assets listed on the Disclosure Schedule represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof and for the balance of their estimated useful lives will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

              5.5 CONTRACTS AND COMMITMENTS - Except as set forth on the Disclosure Schedule, the Company is not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                       5.5.1 contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                       5.5.2 contracts with any labor union;

                       5.5.3 continuing contracts for the future purchase of materials, supplies or equipment;

                       5.5.4 continuing contracts for the future provision of its services;

                       5.5.5 distribution or agency contracts, License Agreements, franchise contracts, or advertising commitments;

                       5.5.6 pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                       5.5.7 leases under which it is lessor or lessee;

                       5.5.8 underwriting agreements or agreements with a broker or finder;

                       5.5.9 consulting agreements;

                       5.5.10 contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                       5.5.11 Any other contract, agreement, or commitment involving $1,000 or more or which is not terminable without further liability to the Company upon no more than thirty (30) days' notice.

There have been delivered to Buyer true and correct copies of each of the Contracts, listed in the Disclosure Schedule. All Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts. The Company have

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performed all obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. None of the Contracts were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

              5.5 INSPECTION OF RECORDS - The Company has made, or will make, available for inspection by Buyer full and complete information concerning the Company's customers, suppliers, vendors and all aspects of the Company's Business, including complete copies of any customer, vendor, or supplier contracts.

              5.5 INVENTORIES - The inventory of the Company as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of the Company and be useable and saleable in the Ordinary Course of Business for the purposes for which intended. Such inventory is carried on the Company's books of account in accordance with GAAP, consistently applied.

              5.5 EQUIPMENT AND OTHER TANGIBLE PROPERTY - The Company's tangible personal property related to the Business and included in the Assets shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for reasonable and ordinary wear and tear.

              5.6 AUTHORIZATIONS - The Company has all material and relevant authorizations necessary to own, operate, use and/or maintain its Assets and the Business in all locations where the Company conduct such Business, all of which are listed on the Disclosure Schedule. The reusable products manufactured for the Company from the molds owned by the Company and included in the Assets have been authorized to be to be marketed in the United States by the United States Federal Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act ("FFDCA"). No proceeding is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any authorizations which could adversely affect the ability of the Company own, operate, use or conduct the Business currently operated. No assignment or approval by any Governmental Authority is necessary to vest all rights to sell or market the Assets with Buyer as they pertain to FDA approval.

              5.7 INTANGIBLE RIGHTS - Listed on the Disclosure Schedule is all of the Intangible Rights owned or used by the Company in the Business. The Company is the legal and equitable owner or has the right to use all of the Intangible Rights listed on the Disclosure Schedule. The conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and the Company are not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others.

              5.8 LITIGATION - There are no actions, suits, proceedings or investigations, either ad ministrative or judicial (whether or not on behalf of the Company) pending or, threatened against or affecting the Company or the Assets. The Company is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. The Company is in compliance in all material respects with all laws, rules, regulations and orders materially applicable to its Business.

              5.9 COMPLIANCE WITH LAWS - The Company is and has been in compliance in all respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Company , including, but not limited to all Environmental Laws, the FFDCA and any regulations thereunder. The Company has not received or entered into any citation, complaints, consent order, compliance agreements or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Company is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

              5.10 ABSENCE OF MATERIAL CHANGES - Except as set forth in the Disclosure Schedule, from the date of the Financial Statements to the date hereof, the Company has not:

                       5.10.1 incurred any obligations or liabilities (absolute or contingent) except current liabilities incurred, and obligations under Contracts entered into, in the Ordinary Course of Business;

                       5.10.2 discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than obligations or liabilities discharged or satisfied in the Ordinary Course of Business;

                       5.10.3 mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                       5.10.4 sold or transferred any of its tangible assets or canceled any debts or claims, except in each case in the Ordinary Course of Business;

                       5.10.5 sold, assigned, or transferred any Intangible Rights;

                       5.10.6 suffered any material operating or extraordinary loss or waived any right of substantial value;

                       5.10.7 entered into any transaction other than in the Ordinary Course of Business;

                       5.10.8 received any notice of termination of any contract, lease or other Agreement;

                       5.10.9 entered into any Contracts for which the Company expects to incur a loss from the provision of services.

              5.11 TAX RETURNS - The Company is a wholly-owned subsidiary of BioMed, Inc. ("BioMed") and files a consolidated tax return with BioMed as its parent. BioMed was recently reorganized under Chapter 11 of the United States Bankruptcy Code. As part of its reorganization, BioMed entered into an agreement with the U.S. Internal Revenue Service ("IRS") establishing all of its tax liabilities through the date of its plan confirmation (May 1, 1998). A copy of the agreement by and between BioMed and the IRS (the "IRS Agreement") will be provided to the Buyer by the Company. The Company represents and warrants that it and BioMed have made in full all payments required to be made to date, under the IRS Agreement; and is not required to make any estimated payments. The IRS Agreement does not in any way limit or prohibit the performance of the Company under the terms of this Agreement. As part of the BioMed consolidated group, the company has the benefit of a significant net operating loss carry forward which the Company expects will shelter it from the payment for any federal income taxes otherwise payable in the near future. With regard to Taxes accruing after May 1, 1998, the Company shall timely remit all withholding, 1099's, 1120's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date.

              5.12 ACCOUNTS RECEIVABLE - The accounts receivable and other receivables shown on the Financial Statements or thereafter acquired prior to the Closing Date arose from bona fide transactions in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed for the Company's customers as covered by the account obligor. No further goods are required to be provided and no services are required to be rendered in order to complete the sales and to entitle the Company to collect the accounts receivable. None of the accounts receivable are subject to set-off or counterclaim. Since the date of the Financial Statements, there has been no reduction in the accounts receivable and other receivables of the Company.

              5.13 COMPLIANCE WITH INSTRUMENTS - The consummation of the transaction contemplat ed by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Company pursuant to its Articles of Incorporation, all amendments thereto, By-Laws, any provision of law, judgment, decree, indenture, Agreement or instrument to which the Company is a party or by which it is bound.

              5.14 BROKERS' COMMISSIONS - The Company has not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Company, hereby agrees to indemnify and hold harmless the Buyer and MWI from any claims for a commission, finder's or broker's fee.

              5.15 BOOKS AND RECORDS - The books of account and other records of the Company are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. The Company has no knowledge of any condition whether pending or threatened which would have a material adverse effect upon the Business of the Company or prevent such Business from being carried on in substantially the same manner in which it is presently carried on.

              5.16 ACCURACY OF INFORMATION - All information provided to Buyer by the Company as an inducement to Buyer and MWI to enter into this Agreement or in compliance with the provisions of this Agreement are accurate and complete and do not contain any untrue statement of a material fact or omit any material fact necessary to make the information provided not misleading. All information relating to the Company or the Business which is known to, or would on reasonable inquiry be known to the Company and which may be material to an intending purchaser for value, has been disclosed to Buyer and MWI.

              5.17 ENVIRONMENTAL LAWS - The Business and the Company are in compliance with all applicable federal, state and local Environmental Laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act) and no Environmental Claim has been filed or commenced against the Company alleging any failure to comply with any such Environmental Law or regulation. The Company nor any of its affiliates, agents or licensees have engaged in the storage, Release, holding, emission, discharge, generation, processing, disposition, handling or transportation of any substance or material designated as a Hazardous Material or Medical Waste in violation of any Environmental Law, ordinance or regulation. There are no Hazardous Materials or Medical Waste at, on or in any of the Company's properties in violation of any Environmental Laws, ordinances or regulations and there is no proceeding or inquiry pending or threatened by any federal, state or local Governmental Authority with respect thereto.

          ARTICLE 6. - REPRESENTATIONS AND WARRANTIES OF BUYER AND MWI

              Buyer and MWI represent and warrant to the Company that:

              6.1 ORGANIZATION - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

              6.2 ORGANIZATION - MWI is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

              6.3 AUTHORITY - Buyer and MWI have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or MWI pursuant to their respective Articles of Incorporation, By-Laws or any indenture, Agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

              6.4 FINANCIAL STATEMENTS - The financial statements contained in MWI's Form 10-KSB for the fiscal year ended December 31, 1997 and in MWI's Form 10-QSB for the quarter ended March 31, 1998 with the Securities and Exchange Commission (the SEC") are, and any other filing with the SEC following the date hereof through the Closing Date will be, correct and complete and present fairly the financial condition of MWI as of the dates of such balance sheets and the results of its operations for the periods of such statements of operations and have been prepared on a basis consistent with all prior periods and in accordance with generally accepted accounting principles. Since March 31, 1998, there has been no material adverse change in the assets, liabilities, business, operations or financial condition of MWI as shown on the financial statements contained in the Form 10-KSB.

              6.5 ABSENCE OF MATERIAL CHANGES - From March 31, 1998 to the date hereof, except as may be disclosed in its Form 10-KSB or Form 10-QSB as a subsequent event, MWI has not:

                       (a) suffered any material operating or extraordinary loss or waived any right of substantial value;

                       (b) had any union or labor difficulties or work stoppage;

                       (c) received any notice of termination of any contract, lease, or other agreement which in the aggregate would have a Material Adverse Effect on MWI.

                    ARTICLE 7. - OBLIGATIONS PRIOR TO CLOSING

              7.1 OPERATION OF BUSINESS - The Company agrees that, from the date hereof to the Closing Date, the Company shall conduct its Business and affairs only in the Ordinary Course of Business.

              7.2 ACCESS TO BOOKS AND RECORDS - From and after the date hereof, the Company shall (a) afford to the officers, employees and representatives of Buyer and MWI full and free access to its assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Buyer and MWI may reasonably request, and (c) to authorize its accountants and auditors to permit Buyer's and MWI's independent public accountants and representatives to examine all records pertaining to the Company's Financial Statements and other books and records of the Company. Buyer and MWI agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain.

              7.3 NEGATIVE COVENANTS - The Company covenants that from and after the date hereof and through the Closing Date, without the prior written consent of Buyer and MWI, the Company will not:

                       7.3.1 enter into any written or oral contract, agreement, or commitment of any type pertaining to the Assets of the Business.

                       7.3.2 mortgage, pledge or subject to any lien, charge or other encumbrance any of its tangible or intangible Assets;

                       7.3.3 dispose of any of its Assets;

                       7.3.4 enter into any other transaction, other than in the Ordinary Course of Business.

              7.4 AFFIRMATIVE COVENANTS - The Company covenants that from and after the date hereof and through the Closing Date, the Company will:

                       7.4.1 keep the Assets insured consistent with prior practices in respect thereto;

                       7.4.2 perform in the Ordinary Course of Business all of its obligations under Contracts and documents relating to or affecting the Assets and Business;

                       7.4.3 materially preserve intact its Business, organization, and goodwill, to the end that the Buyer shall continue to operate the Assets as a going business as now constituted, after the consummation of the transaction contemplated hereunder.

              7.5 CONSUMMATION OF TRANSACTIONS - Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including satisfying the conditions to the obligations of the other party and obtaining all waivers, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement; provided that this Section 7.5 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental; and provided further that this Section
7.5 shall not require any party to take any action the result of which, in its reasonable judgment, would be to impose material limitations on its ability to consummate and retain the full benefits of the transactions contemplated hereby.

              7.6 NO NEGOTIATIONS - Except in the furtherance of the transactions contemplated hereby, prior to the Closing Date, the Company agrees that (a) neither it nor any of its affiliates shall, and each of them shall direct and use its best efforts to cause its respective directors, officers, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by it or any of its affiliates) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to any merger, acquisition, consolidation, share exchange, business combination or other transaction involving, or which would result in, (i) the acquisition of a majority of the outstanding capital stock in the Company, or (ii) the acquisition of a material part of the Assets of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform any such parties of the obligations undertaken in this Section 7.6; and (c) it shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

              7.7 DAMAGE OR DESTRUCTION OF ASSETS - In the event that any loss or damage to or destruction of any of the Assets shall occur prior to the Closing, Buyer shall have the option of either (a) terminating this Agreement, in which case neither Buyer nor the Company shall have any further obligations or rights hereunder other than for the Company's obligations to reimburse MWI for the option payments made in accordance with Section 3.2 herein, or (b) reducing the Purchase Price by the replacement cost of such Assets.

              7.8 COMPANY EMPLOYEES - The Company shall terminate the employment of all employees of the Business listed in Schedule 5.12 of the Disclosure Schedule at the close of business on the day immediately prior to the Closing Date. The Buyer shall have the right, but not the obligation to offer employment to all such terminated employees. All claims of the employees arising out of their employment by the Company before the Closing Date or termination thereof whether or not hired by Buyer shall be the sole liability of the Company and the Company will indemnify and hold the Buyer harmless from all claims or damages arising therefrom. The Company will directly pay all terminated employees, including any employees thereafter hired by the Buyer for earned and unused vacation, in accordance with the Company's prior practices.

                ARTICLE 8. - CONDITIONS PRECEDENT TO THE CLOSING

              8.1 CONDITIONS TO OBLIGATIONS OF BUYER AND MWI- The obligations of Buyer and MWI to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                       8.1.1 PROPERTIES INTACT - No Assets of the Company shall have suffered any destruction or damage by fire, accident or other casualty or act of God affecting in a material way the conduct of the Business of the Company.

                       8.1.2 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by the Company in Article 5 hereof shall be correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; none of the covenants of the Company contained in this Agreement shall have been breached in any respect as of the Closing Date.

                       8.1.3 NO ADVERSE CHANGES - That since the date of the Financial Statements there has been no adverse change in the condition of the Company, financial or otherwise, from that set forth in the Financial Statements.

                       8.1.4 APPROVALS AND CONSENTS - All consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body, if any, shall have been obtained and in effect on the Closing Date, which are required for the consummation of the transaction be contemplated by this Agreement.

                       8.1.5 AUTHORIZATION OF AGREEMENT BY THE COMPANY - All actions of the Company's Board of Directors and their shareholders necessary to authorize the execution, delivery and performance of this Agreement by the Company shall have been duly and validly taken.

                       8.1.6 NO LITIGATION - No claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, MWI or the Company which, in the opinion of counsel for Buyer, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the Business would be materially affected.

                       8.1.7 DUE DILIGENCE - Buyer shall have completed its due diligence investigation and the results thereof shall not have revealed that any of the representations, warranties or covenants made by the Company in this Agreement are untrue or incorrect in any material respect or otherwise be unsatisfactory to Buyer.

                       8.1.8 NO CHANGE IN LAW - There shall have not been proposed or enacted (including without limitation, any threatened proposal or enactment of) any statute, rule, regulation, policy, guideline, or official interpretation, or any modification in or to any existing statute, rule, regulation, policy or guideline, which prohibits or delays or threatens to prohibit or delay, the performance of the transaction contemplated by this Agreement or which changes, or threatens to change, in an adverse manner, the Business, financial condition, revenues, income, liabilities (whether absolute, contingent or otherwise) reserves or prospects of the Company from that reflected in the Financial Statements.

                       8.1.9 NO LIENS - Buyer shall have received written evidence in form and substance satisfactory to it of the termination of any and all liens that encumber any of the Assets.

                       8.1.10 NO VIOLATIONS OF LAW - At the Closing Date, there shall exist no violations of any Federal, state or local law, ordinance or regulation affecting the Assets or Business of the Company.

                       8.1.11 PERFORMANCE BY THE COMPANY - All of the terms and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been complied with and performed.

                       8.1.12 PROCEEDINGS AND INSTRUMENTS SATISFACTORY - All proceedings, corporate or other to be taken in connection with the transaction contemplated by the Agreement and all documents incident thereto, including any Collateral Agreement, shall be satisfactory in form and substantive to Buyer and Buyer's counsel.

                       8.1.13 NON-COMPETITION AGREEMENT - Each person set forth in the Disclosure Schedule shall have executed the Non-Competition Agreements as required in Section 4.2 herein.

              8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY - The obligations of the Company to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

                       8.2.1 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Buyer and MWI herein shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date. The covenants of Buyer and MWI contained herein shall not have been breached in any material respects as of the Closing Date.

                       8.2.2 PERFORMANCE BY BUYER AND MWI - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and MWI on or before the Closing Date shall have been complied with and performed.

                       8.2.3 CONSENTS AND APPROVALS - No consent, approval, authorization or order of any individual, entity, court or governmental agency or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transaction contemplated by this Agreement.

                       8.2.4 NO ADVERSE CHANGES - That since March 31, 1998 there has been no adverse change in the condition of MWI, financial or otherwise, from that set forth in MWI's Form 10- QSB for the quarter ended March 31, 1998.

                       8.2.5 AUTHORIZATION OF AGREEMENT BY THE BUYER AND MWI - All actions of the Buyer's and MWI's respective Boards of Directors and their shareholders, if applicable, necessary to authorize the execution, delivery and performance of this Agreement by Buyer and MWI shall have been duly and validly taken.

                      ARTICLE 9. - POST-CLOSING OBLIGATIONS


              9.1 SURVIVAL OF THE CLOSING - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, MWI and the Company, and shall survive the Closing for the applicable statute of limitation period.

              9.2 FURTHER ASSURANCES - Following the Closing, each of the Company, MWI and Buyer shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

              9.3 INDEMNIFICATION BY COMPANY - The Company agrees to indemnify, reimburse and hold Buyer and MWI harmless against and from:

                       9.3.1 All Damages suffered, incurred, or sustained by Buyer or MWI as a result of (i) the existence on or before the Closing Date of any liabilities, absolute or contingent, of the Company which were not paid by the Company; (ii) the untruth of any representation or the breach of any warranty made in this Agreement; (iii) the untruth of any certificate required under this Agreement to be delivered by the Company to Buyer or MWI on the Closing Date; (iv) the breach of this Agreement by the Company.

                       9.3.2 Buyer and MWI shall give the Company prompt notice of any claim to indemnification it may wish to assert pursuant to this Article 9 as soon as reasonably practicable. Before being required to make any payments pursuant to this Section 9.3, the Company may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Buyer and the Company. Buyer and MWI shall cooperate fully with the Company in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to the Company.

                       9.3.3 Upon the payment to Buyer or MWI by the Company of any amount which Buyer or MWI is entitled to receive by way of indemnification under this Section 9.3, Buyer and MWI shall forthwith assign to the Company all of its right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                       9.3.4 In the event that the Company shall dispute the right of Buyer or MWI to be indemnified under this Section 9.3, or any item with respect to which Buyer or MWI shall so request indemnification, or if the Company shall dispute the amount which Buyer or MWI shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

              9.4 NON-COMPETITION AGREEMENT. The Company hereby agrees as follows:

                       9.4.1 The Company will not, for a period of five (5) years from the Closing Date without the prior written consent of Buyer, be an, independent contractor, agent, director, stockholder or owner (except of not more than one percent (1%) of the securities of a publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in a business similar to the Business within the United States.

                       9.4.2 The Company covenants and agrees that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not contact, call upon, solicit business from, sell or render services to any customer of the Business with respect to the provision of any services or supplies similar to the Business or otherwise directly or indirectly aid or assist any other person, firm or entity to do any of the aforesaid acts, except on behalf of the Buyer or its subsidiaries or affiliates.

                       9.4.3 The Company covenants and agrees that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not directly or indirectly as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for itself or on behalf of any business firm, corporation, partnership, association or proprietorship enter into any agreements with or solicit, or directly or indirectly cause others to solicit, the employment of any officer or other employee of the Buyer or any of its subsidiaries and affiliates for the purpose of causing said officer or employee to terminate employment with the Buyer or its subsidiaries and affiliates.

                       9.4.4 The Company agrees that it shall not at any time disclose directly or indirectly to any person, firm or entity any confidential information about the Business or any information concerning their respective financial condition, customers, sources of patients and methods of obtaining business or any other methods generally of doing and operating the Business,.

                       9.4.5 It is recognized and acknowledged by the parties hereto that a breach, threatened breach, or violation by the Company of any of the covenants and agreements contained in Section 9.4 may cause irreparable harm and Damage to the Buyer and the Business in a monetary amount which may be impossible to ascertain. The Company agree that the Buyer and MWI shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.4 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or MWI may possess hereunder at law or in equity.

              9.5 PUBLICITY - The Company shall not issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by Buyer.

                           ARTICLE 10. - MISCELLANEOUS

              10.1 COSTS AND EXPENSES - Except as otherwise provided herein in this Agreement, if this Agreement is terminated in accordance with Section 4.4, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

              10.2 REMEDIES - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

              10.3 DISCLOSURE SCHEDULE - The Disclosure Schedule shall in each instance, include the Schedules and the Exhibits referred to herein and therein. The Disclosure Schedule shall be deemed an integral part hereof and is incorporated herein by this reference.

              10.4 ATTORNEYS' FEES - In the event of any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in Appellate proceedings) against the losing party.

              10.5 RISK OF LOSS - Prior to the Closing, the risk of loss, damage to, or destruction of any assets of the Company shall remain with the Company.

              10.6 ASSIGNMENT AND AMENDMENT OF AGREEMENT - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party. This Agreement may not be amended except by written agreement executed by all of the parties hereto.

              10.7 NOTICES - Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

          If to Buyer or MWI:  MED/WASTE, INC.
                               6175 N.W. 153rd Street, Suite 324
                               Miami Lakes, Florida 33014
                               Attention: Daniel A. Stauber, President

          Copy to:             Wallace, Bauman, Legon, Fodiman & Shannon, P.A.
                               2222 Ponce de Leon Boulevard, 6th Floor
                               Coral Gables, Florida 33134
                               Attention:  Bryan W. Bauman, Esq.

          If to the Company:   BIOMADE PLASTICS, INC.

                               4459 West Swamp Road
                               Doyletown, Pennsylvania 18901
                               Attention: Thomas Kilmer, President

          Copy to:             Angel & Frankel
                               460 Park Avenue
                               New York, New York 10022-1906
                               Attention:  Joshua Angel, Esq.

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

             10.8 ENTIRE AGREEMENT - This Agreement, together with the Disclosure Schedule, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties. No other agreement not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties. No officer or employee of any party has any authority to make any representation or promise not contained in this Agreement and each of the parties agrees that it has not executed this agreement in reliance upon any such representation or promise.

             10.9 WAIVER - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

             10.10 GOVERNING LAW - This Agreement shall be construed in accordance with the laws of the State of Florida.

             10.11 COUNTERPARTS - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.12 CAPTIONS - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.13 SUCCESSORS AND ASSIGNS - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

             10.14 INTERPRETATION - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

             10.15 SEVERABILITY - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

             10.16 RIGHTS OF THIRD PARTIES - Except as may otherwise be specifically provided in this Agreement, nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective shareholders, any rights or remedies under or by reason of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the date set forth above.

                                    MED/WASTE, INC., a Delaware corporation



                                    By:  /s/ DANIEL A. STAUBER
                                         -------------------------------------
                                             DANIEL A. STAUBER, President

                                    SAFETY DISPOSAL SYSTEM, INC., a Florida
                                    corporation

                                    By:  /s/ DANIEL A. STAUBER
                                         -------------------------------------
                                    Name: DANIEL A. STAUBER
                                         -------------------------------------
                                    Title: PRESIDENT
                                         -------------------------------------

                                    BIOMADE PLASTICS, INC., a Minnesota
                                    corporation


                                    By:   /s/ THOMAS KILMER
                                         -------------------------------------
                                              THOMAS KILMER, President